Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street	NEWS
North Bergen, NJ 07047	RELEASE
(201) 624-3000
www.vitaminshoppe.com

The Vitamin Shoppe Closes Previously Announced Acquisition

of Super Supplements

NORTH BERGEN, N.J., February 14, 2013 – The Vitamin Shoppe (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced that it has closed on the previously announced purchase of Super Supplements, a specialty retailer of vitamins, minerals and supplements for approximately $50 million. The acquisition was funded with available cash. The transaction was structured as a purchase of Super Supplements’ assets by a wholly-owned subsidiary of the Vitamin Shoppe. Super Supplements is headquartered in Seattle, Washington and operates 31 stores in the Pacific Northwest.

Advisors

Stifel Nicolaus Weisel acted as financial advisor to the Vitamin Shoppe and Latham & Watkins LLP served as legal counsel. Cascadia Capital acted as financial advisor to Super Supplements and Dorsey & Whitney LLP served as legal counsel.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and True Athlete proprietary brands. The Vitamin Shoppe conducts business through more than 580 company-operated retail stores, website, www.VitaminShoppe.com and national mail order catalogs. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

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